Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Automatic Data Processing, Inc. and subsidiaries on Form S-8 of our reports dated July 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of the non-amortization provisions for goodwill and other indefinite lived intangible assets), appearing in and incorporated by reference in the Annual Report on Form 10-K of Automatic Data Processing, Inc. and subsidiaries for the year ended June 30, 2003.



/s/ DELOITTE & TOUCHE LLP

New York, New York
November 12, 2003